Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT, RELEASE

AND WAIVER OF CLAIMS

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (the “Agreement”) made this 21st day of April, 2025, by and between BRENT E. RICHMOND (hereinafter referred to as “Employee”) and WESBANCO BANK, INC., a West Virginia banking corporation (hereinafter referred to as “Bank”).

W I T N E S S E T H

WHEREAS, the Employee has been employed by Bank as EVP Treasury & Profitability; and,

WHEREAS, Bank and Employee desire to have a written agreement stating the terms applicable to the Employee’s separation from employment, and resolving and settling any and all actual or possible differences, disputes, or claims between them, including, but not limited to, those arising from or relating to the employment relationship and the separation of that relationship; and

NOW, THEREFORE, for and in consideration of the mutual promises and agreements contained herein, together with other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, it is mutually agreed as follows:

1. Incorporation of Recitals. The Recitals set forth above are true and correct in all material respects and are hereby incorporated into this Agreement by reference.

2. Separation from Employment. Employee agrees to separate and retire from employment effective June 30, 2025.

3. Consideration.

(a) Bank agrees to pay to Employee, the balance of his Amended Employment Agreement dated November 30, 2001, through November 30, 2027, Seven Hundred Seventy-Eight Thousand Six Hundred Four Dollars ($778,604.00), gross pay, in a lump sum, less payroll withholdings, on or about ten (10) days after his retirement date of June 30, 2025.

(b) Bank agrees to pay to Employee, seven (7) additional months of salary to Employee, One Hundred Eighty-Seven Thousand Nine Hundred Thirty-Nine Dollars ($187,939.00), gross pay, in a lump sum, less payroll withholdings, on or about ten (10) days after his retirement date of June 30, 2025.

(c) Bank agrees to retain health, dental, and vision insurance coverage for Employee and dependents, and will pay the Employer portion of health, dental, and vision insurance premiums through the month in which Employee turns age sixty-five (65), specifically through April 30, 2028. During this period, the Employee shall pay the Employee portion of the premium as adjusted from time-to-time during such period for all other employees. Employee must tender a check or arrange for auto-debit payment for the appropriate amount made payable to Wesbanco Bank, Inc., c/o Kimberly L. Griffith, Senior EVP and Group Head – Human Resources, at Wesbanco Bank, Inc., One Bank Plaza, Wheeling, WV 26003. The check or electronic payment must be received no later than the first day of each month. If the Employee does not pay Employee’s portion of the premium required for this health, dental, and vision insurance coverage, the coverage will end. If Employee becomes re-employed before April 30, 2028, and is eligible for substantially similar health, dental, and vision insurance coverage with

Employee’s new employer, this coverage shall terminate and Employee shall elect to participate in such new Plan.

(d) Bank agrees to pay to Employee, the full target bonus payments for 2025, 2026, 2027, and half of 2028 (3.5 years), at forty percent (40%), equating to a bonus amount per annum of One Hundred Twenty-Eight Thousand Eight Hundred Seventy-Three Dollars ($128,873.00), conditioned on the Company meeting incentive thresholds, and more particularly, if the CFO of Bank meets his target thresholds for each calendar year, then Employee will receive a forty percent (40%) bonus made payable in the first quarter of the following calendar year. If the CFO receives a bonus above or below target, the Employee is eligible to receive, on a prorated basis, up to one hundred fifteen percent (115%) above target or as low as zero percent (0%) of target in any given year, calculated as a percentage of the target bonus the CFO receives. If the CFO receives a discretionary cash bonus in lieu of the bonus under the Company’s incentive plan, the Employee will receive a similar bonus as a percentage of the target bonus as received by the CFO not to exceed one hundred fifteen percent (115%). Further, on a cumulative basis the sum of all bonus payments, both under the incentive plan and discretionary, shall not exceed the full target bonus for all eligible years totaling Four Hundred Fifty-One Thousand Fifty-Five Dollars and Fifty Cents ($451,055.50) (One Hundred Twenty-Eight Thousand Eight Hundred Seventy-Three Dollars ($128,873.00) times 3.5 years).

(e) Bank agrees to pay to Employee, Four Hundred Eighty-Three Thousand Two Hundred Seventy-Two Dollars ($483,272.00), gross pay, in a lump sum, less payroll withholdings, for stock awards for 2026 and 2027, on or about ten (10) days after his retirement date of June 30, 2025. The Bank also agrees to award 2025 stock awards valued at seventy-five percent (75%) of compensation, in the normal course, prior to June 30, 2025. All unvested shares previously awarded, including time-based restricted stock and stock options will be vested in accordance with the original time-based vesting schedules. Any unvested performance-based restricted stock previously awarded will continue to vest in accordance with the original performance-based schedule and only awarded upon achievement of the required performance metrics thereunder.

(f) Bank and Employee mutually agree that the Amended and Restated Salary Continuation Agreement dated November 22, 2005 (the “SERP Agreement”) will continue and the Employee will be entitled to supplemental benefits over and above the benefits provided to Employee under Wesbanco’s Defined Benefit Pension Plan. At age sixty-five (65), Employee is scheduled to receive Twelve Thousand Dollars ($12,000.00) from the SERP annually for ten (10) years.

4. Other Benefits. Bank will pay the Employee all other benefits, including all earned compensation, accrued and unused PTO benefits, to which the Employee is entitled under applicable benefit programs as of the date of such retirement. The Employee further acknowledges that Employee has been provided with such information as Employee deems necessary to determine Employee’s rights, if any, under Bank’s various employee benefit plans and policies.

5. Release of Claims. In consideration of the cash payments and benefits to be provided to the Employee pursuant to this Agreement, the Employee hereby agrees to release and waive any and all claims or demands (whether known or unknown) which currently exist, arising from the Employee’s employment with Bank, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, (excluding Workers’ Compensation and any claim for employee benefits to which the Employee is entitled as of the last day of the Employee’s active employment with Bank under the express terms of the employee benefit plans sponsored by such entities) against Bank, any of its parents, subsidiaries and affiliates or predecessors in interest and any employee benefit plan sponsored by any of them, and the officers, employees, directors, partners, trustees, attorneys, insurers, shareholders, fiduciaries and agents of any of them, along with the successors, assigns and heirs of any of the foregoing persons or entities (collectively referred to as the “Releasees”) (including, without limitation, any and all grievances, charges, actions, causes of action, suits, debts, dues, sums of money, contracts, warranties, covenants, claims and demands, costs, loss of services, expenses, attorneys fees and compensation for any and all known and unknown damages to Employee, which Employee may now have or claim to have arising from the Employee’s employment with Bank.

It is specifically understood and agreed between the Employee and Bank that this release and waiver includes but is not limited to: (a) claims concerning any aspect of Employee’s employment with retirement from Bank; (b) claims arising under the common law of any state, including, but not limited to, claims for invasion of the right of privacy; breach of contract, express or implied, written or oral; promissory estoppel; wrongful discharge; negligence; defamation; intentional or negligent interference with contractual relations or prospective business advantage; outrageous conduct; and breach of duty of good faith and fair dealing; (c) claims arising under any federal statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq.; the Civil Rights Act of 1866; the Civil Rights Act of 1991; Title 42, United States Code, Section 1981-1988; the Age Discrimination in Employment Act as amended (ADEA), 29 U.S.C., Section 621, et seq.; the Older Workers Benefit Protection Act; the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq.; the Federal

Vocational Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq.; Americans with Disabilities Act of 1990 (ADA), including the Americans with Disabilities Act Amendments Act (ADAAA); 42 U.S.C. Section 12111, et seq.; the National Labor Relations Act of 1935, 29 U.S.C. Section 167, et seq.; Labor-Management Relations Act of 1947, 29 U.S.C. Section 141,

et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), 20 U.S.C. Section 1001, et seq.; Equal Pay Act of 1963; the Vietnam Era Veteran’s Readjustment Act of 1986; the Family and Medical Leave Act (FMLA); the Employee Polygraph Protection Act (EPPA), 29 U.S.C. §§ 2001, et seq.; the Immigration Reform and Control Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act (USERRA), 38 U.S.C.

§ 4301, et seq.; the Genetic Information Non-Discrimination Act of 2008; the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101, et seq.; the Pregnant Worker’s Fairness Act ; Executive Order 11246; the Internal Revenue Code of 1986; and (d) claims arising under any statute, ordinance or enactment of any city, state, municipality or sovereign including, but not limited to, claims arising under such statutes, ordinances, or enactments of any city, municipality, or sovereign within the States of West Virginia, the Commonwealth of Pennsylvania, Ohio, the Commonwealth of Kentucky, Indiana, Maryland, Virginia, Tennessee, and Michigan, including but not limited to, the West Virginia Human Rights Act; W.Va. Code § 5-11-1, et seq.; Recodified as 16B-17-1, et seq.; the Pennsylvania Human Relations Act; the Ohio Civil Rights Act, Ohio Revised Code Chapter 4112; the Kentucky Civil Rights Act; the Indiana Civil Rights Law; the Maryland Civil Rights Act; the Virginia Human Rights Act; the Tennessee Human Rights Act; the Michigan Elliott-Larsen Civil Rights Act; the Michigan Persons with Disabilities Civil Rights Act; the Codified Ordinances of the City of Wheeling; all wrongful discharge claims including a Harless-type wrongful discharge claim for termination of employment in violation of a substantial public policy; the West Virginia Statutory Provisions Against Retaliation/Discrimination for Filing a Workers’ Compensation Claim – W. Va. Code § 23-5A-1, et seq.; the West Virginia Equal Pay Law –

W. Va. Code § 21-5B-1, et seq.; the West Virginia AIDS-Related Testing and Records Confidentiality Act – W. Va. Code § 16-3C-1, et seq.; the West Virginia Smokers’ Rights Law – W. Va. Code § 21-3-19; West Virginia Electronic Monitoring – W. Va. Code § 21-3-20; the West Virginia Whistleblower Law – W. Va. Code § 6C-1-1, et seq.; Chapter 21 of the West Virginia Code; Title 47 of the Pennsylvania Statutes, specifically Chapter 17; Title 41 of the Ohio Revised Code; the Ohio Fair Employment Practices Law; the Ohio Equal Pay Law; the Ohio Workers’ Compensation Anti-Retaliation Act; the Ohio Whistleblower Protection Act; Ohio Uniformed Services Employment and Re-employment Act; Ohio Wage Payment and Work Hour Laws; the Ohio Wage Payment Anti-Retaliation Statute; Kentucky Revised Statutes, Chapter 344; Indiana Code (IC 22-9); the Maryland Fair Employment Practices Act; the Maryland Lien for Unpaid Wages Law; the Maryland Wage and Hour Law; the Maryland Wage Payment and Collection Law; Virginia Human Rights Act (VHRA); Virginia Values Act; Virginia Payment of Wage Law; Virginia Minimum Wage Act; Virginia With Disabilities Act; Tennessee Code Ann. § 50-2-103 (Wage Payment); Tennessee Disability Act (TDA); Tennessee Human Rights Act (THRA) (Tenn. Code Ann. § 4-21-101, et seq.); the Michigan Payment of Wages and Fringe Benefits Act; the Michigan Paid Medical Leave Act; the Michigan Whistleblowers Protection Act; the Bullard-Plawecki Employee Right to Know Act; the Michigan Workforce Opportunity Wage Act; the Michigan Occupational Safety and Health Act; the Michigan Social Security Number Privacy Act; the Michigan Internet Privacy Protection Act; and any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; and any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Employee agrees never to sue Bank in any forum for any claim covered by the above release and waiver language, except that Employee may bring a claim under the ADEA to challenge this Separation Agreement and Release and Waiver of Claims. If Employee violates this Separation Agreement and Release and Waiver of Claims by suing Bank, other than under ADEA, Employee shall be liable to Bank for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Bank or any other Releasee identified in this Agreement is a party.

However, the parties acknowledge that the Employee is not waiving any rights or claims that may arise after this Agreement is executed; provided, however, that the Employee shall be precluded from recovering for the future effects of discrimination or other actions or inactions which occurred or should have occurred prior to this Agreement. Employee also does not waive any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. However, by signing this Agreement, Employee does waive and release any right Employee may have to recover any remedial or monetary relief, including without limitation, back pay, front pay, emotional distress damages, reinstatement, damages for injury to reputation, pain and suffering or loss of future income, or punitive damages resulting from any action or suit instituted on Employee’s behalf by the Equal Employment Opportunity Commission, or any similar state or federal agency. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against Bank with any governmental agency and/or any court. Notwithstanding any other language in this Agreement, nothing herein is intended to restrict Employee’s right to receive an award for providing information to a government agency under any statutory provision relating to whistleblower awards and incentives.

6. Employee Affirmation. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Bank. If Employee was in a non-exempt position with Bank, Employee also affirms that Employee has reported all hours worked as of the date Employee signs this Agreement. Employee further affirms that, other than normal wages to be paid to Employee on the next standard payroll date of Bank for the period ending on the retirement date if such payroll has not been issued prior to the date of Employee’s execution of this Agreement, Employee has been paid and has received all compensation, wages, PTO, bonuses, commissions, and benefits which are due and payable as of the date Employee signs this Agreement and that Bank’s decisions regarding all pay and benefits were not discriminatory based on any classification protected by law. Employee further agrees and acknowledges that Employee has been accorded all time off from work and any other rights to which Employee has been entitled pursuant to the Family and Medical Leave Act or any statute providing medical or other leave of absence to employees.

7. Employee’s Rights. The Older Workers Benefit Protection Act provides certain rights to individuals who release claims they may have for age discrimination under the Age Discrimination in Employment Act. Those rights are set forth below. Accordingly, exclusively as this Agreement pertains to Employee's release of claims under the Age Discrimination in

Employment Act, and pursuant to and in compliance with rights afforded Employee under the Older Workers Benefit Protection Act, Employee:

(a) Is advised that by signing this Agreement, Employee does not waive rights or claims that arise after the date on which this Agreement is executed;

(b) Is advised that the separation and other pay and/or benefits set forth in Paragraph 3 of this Agreement are offered to Employee in acknowledgement of the fact that his retirement has occurred in exchange for the Employee's signing a waiver of claims;

(c) Is advised to consult with an attorney prior to executing this Agreement The toll free telephone number of the West Virginia State Bar’s Lawyer Information Referral Service is 1-800-642-3617.

(d) Is given a period of twenty-one (21) calendar days from the receipt of this Agreement within which to consider this Agreement; and Employee further understands that Employee may use as much of this 21 day period as needed before signing. If Employee signs this Agreement before the 21 day period has expired, then Employee understands that Employee has waived the remainder of the 21 day period for consideration; and

(e) Is given a period of seven (7) calendar days after signing this Agreement to revoke Employee's signature. A revocation of this Agreement shall be effective only if Employee delivers a written notification to Kimberly L. Griffith, Senior EVP and Group Head – Human Resources, at WesBanco Bank, Inc., One Bank Plaza, Wheeling, WV 26003, by either personally delivered or sent by email to kgriffith@wesbanco.com, received no later than the close of business on the 7th day after Employee signs this Agreement. If Employee revokes this Agreement, the Agreement shall not be effective or enforceable, and Employee will not receive the Payment.

By signing this Agreement, Employee expressly acknowledges and agrees that:

(i) Employee's execution of this Agreement was knowing and voluntary;

(ii) Employee had the opportunity to review this Agreement with Employee’s attorney;

(iii) The separation and other pay and/or benefits set forth in Paragraph 3 of this Agreement is something of value in addition to anything of value to which Employee was otherwise already entitled;

(iv) Employee had the opportunity to consider this Agreement for twenty-one (21) calendar days before signing it and, further, that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period;

(v) Employee had seven (7) calendar days to revoke this Agreement after signing it; and

(vi) Employee agrees this Agreement is written in a manner that enables Employee to fully understand its content and meaning.

8. No Admission of Liability. The parties agree that this Agreement and the offer to enter into this Agreement are not, and shall not be construed in any way as, or deemed to be, an admission by Bank or any of the Releasees of any act of wrongdoing or admission of liability or responsibility at any time or in any manner whatsoever. The parties further agree that this Agreement may not be used in any action between the Employee and Bank or any of the Releasees, other than for the enforcement of this Agreement or as evidence of a waiver by the Employee.

9. Program Not to Benefit Others. The parties acknowledge that the Employee’s right to the separation pay settlement described herein shall be determined exclusively under the provisions stated herein, and this Agreement is not intended to, and does not, create rights for the benefit of any other employee or person.

10. Final and Binding Agreement. The Employee agrees and recognizes that this Agreement is final and binding when signed by the Employee, subject only to the Employee’s revocation right as described in Paragraph 7 above.

11. Confidentiality of Agreement. The Employee hereby acknowledges and understands that the existence and terms of this Agreement are confidential. The Employee further acknowledges that neither the Employee nor the Employee’s attorneys or agents shall reveal to anyone, directly or indirectly, the existence of any or all of the terms contained within this Agreement, without prior consent of Bank except (i) where expressly required by law; or (ii) as expressly provided herein. The Employee further agrees to promptly provide written notice to Bank of the Employee’s receipt of any subpoena or other legal process which would require the disclosure of information under this Agreement. The confidentiality provisions of this paragraph shall not apply to the Employee’s spouse, attorneys, or tax preparers.

12. Non-Disparagement and Disclosure of Employment Information.

(a) Employee shall not make any statements that are defamatory or disparaging regarding or adverse to the interests, business or reputation of the Bank (including its officers, shareholders, employees, subsidiaries and affiliated entities). This restriction includes, without limitation, any statements that are maliciously untrue, defame or disparage any Bank officer, shareholder, employee, subsidiary or affiliated entity personally or disparage any person, product, service, customer, finances, financial condition, capability or other aspect of the business of the Bank, including, but not limited to, communications in social media websites, by text or email, or other electronic means. This provision shall not and does not prevent Employee from providing truthful testimony in any judicial or governmental proceeding or providing truthful statements to any government agency or government entity. Notwithstanding the foregoing, nothing herein shall affect rights, if any, that Employee may have under the National Labor Relations Act. Bank shall not make any statements that are defamatory or disparaging regarding Employee.

(b) Employee will direct prospective employers to contact Kimberly L. Griffith, Senior EVP and Group Head – Human Resources, at the Bank’s corporate headquarters located at One Bank Plaza, Wheeling, West Virginia 26003, with respect to inquiries related to Employee’s employment with the Bank. If the Bank is contacted pursuant to the requirements of the prior sentence by prospective employers concerning Employee’s employment with the Bank, the Bank will provide only the dates of Employee’s employment and Employee’s position as of the retirement date. The Bank shall not be required to provide any further information.

13. Remedies. In the event of a breach or threatened breach of all or part of Paragraphs 11 and 12 of this Agreement, the Employee agrees that Bank shall be entitled to injunctive relief and all other remedies available at law or in equity in a court of competent jurisdiction to remedy any such breach or threatened breach. The Employee hereby acknowledges that damages alone would be inadequate and insufficient as a remedy for any such breach or threatened breach. The Employee further agrees that the covenants contained in Paragraphs 11 and 12 and the remedies contained in this Paragraph 13, shall survive the termination of this Agreement.

14. Voluntary Agreement. The Employee expressly warrants and represents to Bank as part of the consideration expressed herein that, before executing this Agreement, Bank has fully informed Employee of its terms, contents, and conditions, and represents that in making this settlement Employee has had the opportunity to obtain the benefit of the advice of counsel of Employee’s choosing and no promise or representation of any kind or character has been made to Employee by Bank, or by anyone acting on their behalf, except as is expressly stated in this Agreement. The Employee acknowledges that Employee has relied solely and completely upon Employee’s own judgment and, if Employee has so elected, the advice of counsel and other advisors in making this settlement, and that Employee fully and completely understands both the terms of the settlement and the release; that Employee fully understands it is a full, complete and final release, and that the payment and other consideration set forth in this Agreement are all the consideration to be conferred upon Employee in accordance with the parties’ agreement regarding the settlement of the matters described herein. The Employee further represents that Employee has read this Agreement in its entirety and that Employee understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation, or coercion on the part of any person or entity.

15. Counterparts. This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement. Signatures proffered by PDF/email are acceptable and will be considered exact replicas of handwritten signatures.

16. Entire Agreement. This Agreement supersedes all other oral and written agreements between the parties hereto as to the matters herein and contains all of the covenants and agreements between the parties with respect to the employment of the Employee by Bank, the retirement thereof, and the matters provided herein. The Employee acknowledges that, in executing this Agreement, Employee has not relied on any representation or statement not set forth herein. This Agreement may not be modified except in a writing, signed by the Employee and Bank. This Agreement shall be binding on all of the Employee’s heirs, representatives, successors, and assigns. The Employee shall not assign any rights or obligations under this Agreement, without the written consent of Bank.

17. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, excepting such State’s choice of law provisions, and except as otherwise preempted by the Employee Retirement Income Security Act of 1974 or other applicable federal law.

18. Waiver of Breach Not Deemed Continuing. The waiver of or by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

19. Construction and Severability. The parties agree that, in all cases, the language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. Furthermore, in the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, Bank shall have the option to enforce the remainder of this Agreement or to cancel it. Should any other provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excusing the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

20. Return of Bank’s Property. Employee avers that Employee has returned and delivered to Bank all of Bank’s property in the Employee’s possession or control, including but not limited to any Bank files, documents, including all memoranda, notes, records, reports, lists, computerized records and/or other materials or files or documents containing, describing or relating to Bank’s business or financial matters, together will all copies thereof, obtained by Employee or entrusted to Employee during the course of Employee’s employment with Bank that are in Employee’s possession or Employee’s control. Employee avers that Employee has returned any card key passes, computers and other equipment, computer disks, software programs, tools, technical materials, files, client lists, marketing information, pricing information, Bank issued cell phone, laptop computer, iPad, Bank provided expense card, and Bank keys, obtained by Employee or entrusted to Employee during the course of Employee’s employment with Bank that are in Employee’s possession or Employee’s control.

21. Non-Disclosure of Confidential Information.

(a) Employee acknowledges that as a result of Employee’s employment with the Bank, Employee has made use of, acquired, and added to information of a special and unique nature and value relating to the Bank’s trade secrets and other confidential information. Employee covenants and agrees that Employee shall not, at any time, directly or indirectly, divulge or disclose, or employ for any purpose whatsoever, any of such trade secrets and other confidential information which have been obtained by or disclosed to Employee as a result of Employee’s employment with the Bank.

(b) For purposes of this Agreement the term “trade secrets or other confidential information” shall mean trade secrets as defined in the West Virginia Uniform Trade Secrets Act. Further, “trade secrets or other confidential information” shall include all non-public information which is used in the Bank’s business and which gives the Bank opportunity to obtain advantage over competitors within the Bank’s industry who do not know such information (or who would not have known such information absent a disclosure in violation of this Agreement), as well as non-public information which, if known to the Bank’s competitors, could reasonably be conceived to harm the Bank’s business interests. Information will be deemed confidential hereunder regardless of whether it is written, oral, maintained in electronic form, or otherwise, and shall include, but not be limited to, customer lists, costs, prices, earnings, forecasts, business plans, marketing techniques and strategies, policies, systems, financial calculations and methodologies, prospective and executed contracts, and other business arrangements. The term “trade secrets or other confidential information” shall exclude only such information or data satisfying the definition set forth above only to the extent that the information is or becomes publicly available without a breach of Employee’s obligations under this Paragraph 21. Employee understands that, at all times, Employee is free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by Employee.

(c) Nothing in this Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity including, but not limited to, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Department of Justice, the Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the

Bank to make any such reports or disclosures and Employee is not required to notify the Bank that Employee has made such reports or disclosures.

(d) Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

22. Violation of Agreement. If Employee violates any of the terms of this Agreement, Bank’s obligation to make payments under this Agreement will stop immediately, and Employee will be required to return all payments that Employee has already received. In such an event, Employee’s release of claims against Bank and Releasees will continue to apply. Employee agrees to indemnify and hold Bank harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys’ fees, that arise out of Employee’s breach of this Agreement.

Employee further recognizes that a breach by Employee of the Agreement may give rise to irreparable injury to Bank, and accordingly agrees that Bank may seek and obtain immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach (without the need to post bond), in addition to all other legal remedies that may be available.

23. No Future Employment with Employer. Employee understands and agrees that:

(a) Employee’s employment relationship with the Employer terminated as of the Employee’s retirement date;

(b) Employee has no intention of applying or will not apply for or otherwise seek re-employment or reinstatement with Employer, or any of its parents, subsidiaries, divisions, affiliates, related companies or successors; and

(c) The Employer, its parents, subsidiaries, divisions, or successors, have no obligation to reinstate, rehire, re-employ, recall, or hire Employee at any time in the future.

(d) The Employee acknowledges and agrees that a rejection of any prospective application will not constitute unlawful retaliation or discrimination.

24. Transition. Employee will make every effort to ensure a smooth transition, and agrees to cooperate with Bank and to provide all necessary information regarding the status of operations, the location of relevant materials, and any other relevant information related to Employee’s responsibilities with Bank of which Bank should be aware or which Bank may request, now or at any later time.

25. Employee Cooperation. As a free and voluntary act, Employee also further agrees after the Employee’s retirement to cooperate at Bank’s expense with any investigations or lawsuits involving Bank on matters where the Employee had specific knowledge or responsibility. Nothing in this Agreement shall restrict or preclude the Employee from, or otherwise influence the Employee in, testifying fully and truthfully in legal or administrative proceedings against Bank, as required by law or formal legal process.

26. Tax Liability. The Bank makes no representations or warranties with respect to the tax and legal consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee is exclusively liable for the payment of any federal, state, city, or other taxes that may be due as a result of the Payment received by Employee; provided, however, that Bank shall pay all federal, state and local amounts withheld from payments to Employee and all of their employment taxes at the time normally paid by Bank on Employee’s salary in connection with the consideration payable to Employee pursuant to this Agreement. Except for the foregoing obligation of Bank hereunder, Employee shall indemnify, hold harmless, and unconditionally release Bank from any payment of taxes or penalties, if any, that may be required of Employee as a result of any consideration paid by Bank to Employee pursuant to this Agreement.

27. Termination or Modification of Benefits. The Employee understands and agrees that nothing in this Agreement shall affect Bank’s reserved right to terminate or amend in whole or in part, in any manner whatsoever and with respect to the Employee or any other active or former employee or any group thereof, any employee benefit plan which is presently or which may be offered to Bank’s employees.

28. Retirement Announcement. Upon execution of the Confidential Separation Agreement, Release and Waiver of Claims and the expiration of the rescission period set forth in Paragraph 7 of this Agreement, the Bank will promptly issue a notice of retirement to all Bank employees.

29. Headings. Headings are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this CONFIDENTIAL SEPARATION AGREEMENT, RELEASE AND WAIVER OF CLAIMS as of the day and year first written above.

Executed this 21st day of April, 2025.

/s/ Brent E. Richmond
BRENT E. RICHMOND

WESBANCO BANK, INC., a West Virginia
banking corporation

By: /s/ Kimberly L. Griffith
Its: Sr. EVP & Group Head - HR

STATE OF West Virginia,

COUNTY OF Ohio, TO-WIT:

I, John Cochran, Jr., a notary public in and for said State do certify that BRENT E. RICHMOND, whose name is signed to the writing annexed hereto, bearing the date of 21st day of April, 2025, has this day acknowledged the same before me in my said county.

/s/ John Cochran, Jr.
Notary Public

My commission expires:

March 28, 2030 (SEAL)

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, TO-WIT:

The foregoing instrument was acknowledged before me this 24th day of April, 2025, by Kimberly Griffith, Sr. EVP & Group Head - HR of WESBANCO BANK, INC., a West Virginia banking corporation, on behalf of the corporation.

/s/ Veronica M. Berisford
Notary Public

My commission expires:

February 19, 2030 (SEAL)